(Exhibit 13)

                             PLAYTEX PRODUCTS, INC.
                        Computation of Per Share Earnings
                (Unaudited, in thousands, except per share Data)


                                          Three Months Ended   Six Months Ended
                                          ------------------  ------------------
                                          June 27,  June 28,  June 27,  June 28,
                                           1998      1997       1998      1997
                                          -------   -------   -------   --------
Basic Earnings Per Share
------------------------

Net Earnings available to
  Common Stockholders                     $ 9,104   $ 5,517   $20,414   $13,365
                                          =======   =======   =======   =======

Weighted Average Common
  Shares Outstanding                       60,294    50,917    58,632    50,910

Net Earnings Per Common Share             $  0.15   $  0.11   $  0.35   $  0.26
                                          =======   =======   =======   =======


Diluted Earnings Per Share
--------------------------

Net Earnings available to
  Common Stockholders                     $ 9,104   $ 5,517   $20,414   $13,365
                                          =======   =======   =======   =======

Weighted Average Common
  Shares Outstanding                       60,294    50,917    58,632    50,910

Assumed Dilutive effect of
  Stock Options (1)                         1,103       206       929       198
                                          -------   -------   -------   -------

Weighted Average Common
  Shares Outstanding - Diluted             61,397    51,123    59,561    51,108

Net Earnings Per Common Share             $  0.15   $  0.11   $  0.34   $  0.26
                                          =======   =======   =======   =======

(1) Based on the Treasury Stock Method